Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-[_____]) pertaining to the Amended and Restated 2004 Non-Employee Directors’ Stock Option Plan of GTx, Inc. for the registration of 68,000 shares of its common stock of our reports dated February 24, 2006, with respect to the financial statements of GTx, Inc., GTx, Inc.’s report on management’s assessment of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GTx, Inc., all included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Memphis, Tennessee August 8, 2006